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                                                                     EXHIBIT 4.2

                             FIRST AMENDMENT TO THE
                             HEALTH CARE REIT, INC.
                            1995 STOCK INCENTIVE PLAN

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             Health Care REIT, Inc., a Delaware corporation (the "Company")
hereby amends the Health Care REIT, Inc. 1995 Stock Incentive Plan (the "Plan") in the manner set forth in the terms of this Amendment (the "Amendment"). Capitalized terms used in this Amendment and not otherwise defined shall have the definitions set forth in the Plan.

             1. PURPOSE OF THE AMENDMENT. The purposes of this Amendment are to increase the number of shares of the Company's common stock reserved for issuance under the Plan by 1,000,000 shares, to clarify the time at which additional shares will become available under the Plan, and to permit the Company to take advantage of certain recent changes in Securities and Exchange Commission Rule 16b-3.

             2. AUTHORITY FOR THE AMENDMENT. Paragraph 12.1 of the Plan provides that, to the extent permitted by law, the Board of Directors of the Company may at any time and from time to time amend the Plan in such respects as it shall deem advisable.

             3. AMENDMENT TO SECTION 10.1. Paragraph (a) of Section 10.1 of the Plan shall be amended and restated in its entirety, to read as follows:

                (a) Shares of Common Stock which may be issued pursuant to Options, SARs, Restricted Stock awards or Performance Share awards granted under the Plan may be either authorized and unissued shares of Common Stock or of Common Stock held by the Corporation as treasury stock. The number of shares of Common Stock reserved for issuance under this Plan on the date of any grant on or after April 22, 1997 shall not exceed 1,916,015 shares of Common Stock, subject to such future adjustments as may be made pursuant to Section 10.2.

The effectiveness of this Amendment to Section 10.1 set forth in this Paragraph 3 shall be conditioned upon its approval by the Company's stockholders at the next Annual Meeting of Stockholders.

             4. AMENDMENT TO SECTION 10.2. Section 10.2 of the Plan shall be amended, effective as of the date hereof, by restating the second sentence of the first paragraph of such Section 10.2, to read as follows:

    In addition, if the total number of outstanding shares of Common Stock has increased by more than 5 percent during any period of twelve (12) calendar months by reason of equity offerings (including either public offerings and private placements) completed during such period, the Committee shall adjust the total number of shares available for future issuance under the Plan to equal 5.0 percent of the total number of shares outstanding at the end of the final calendar month during such twelve month period; provided that, the total number of shares which may be reserved for issuance pursuant to ISOs granted under the Plan shall not exceed 1,600,000 shares.

             5. AMENDMENT TO SECTION 11.2. Section 11.2 of the Plan shall be amended, effective as of the date hereof, by adding the following new sentence to the end of such Section 11.2:

    Notwithstanding the foregoing, the Committee may, in its discretion, permit a Participant to transfer all or a portion of his or her Options or other awards to members of his or her immediate family, to trusts established for the benefit of members of his immediate family, or to family limited partnerships in which the Participant and immediate family members are the only partners, provided that the Participant may receive no consideration for such transfers, and that such Options shall still be subject to termination in accordance with Section 4.2 or Section 7.3 in the hands of the transferee.

             6. AMENDMENT TO SECTION 3.1. Section 3.1 of the Plan shall be amended by restating paragraph (a) of such

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Section 3.1 as follows:

    (a) The Plan shall be administered by a Committee consisting of not less than two members of the Board of Directors. Such members shall be appointed by the Board of Directors from time to time and shall serve at the pleasure of the Board of Directors.

             7. RATIFICATION OF THE PLAN. In all other respects, the Plan, as amended to date, is hereby ratified, approved and confirmed.

             IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Company, hereby executes this Amendment to the Plan on behalf of the Company, as directed and approved by the Board of Directors of Health Care REIT, Inc.

                             HEALTH CARE REIT, INC.

                             By _____________________________